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Exhibit 2.1


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                           STOCK PURCHASE AGREEMENT

                                by and between

                             IM ACQUISITION, INC.,
                            a Delaware corporation,

                                      and

                          EDGEWATER TECHNOLOGY, INC.,
                            a Delaware corporation









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                         Dated as of November 16, 2000

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
Section 1.       Sale and Purchase of the Acquired Stock....................................................   1
      1.1      Sale and Purchase of the Acquired Stock......................................................   1

      1.2      Purchase Price...............................................................................   1

      1.3      Payment of the Purchase Price................................................................   1

      1.4      Post-Closing Adjustment To The Purchase Price................................................   2
Section 2.       Closing....................................................................................   3
      2.1      General......................................................................................   3

      2.2      Closing Transactions.........................................................................   3

Section 3.       Representations and Warranties of Seller...................................................   3
      3.1      Organization and Corporate Power.............................................................   3

      3.2      Authorization of Transactions................................................................   4

      3.3      Capitalization...............................................................................   4

      3.4      Absence of Conflicts.........................................................................   5

      3.5      Financial Statements and Related Matters.....................................................   5

      3.6      Absence of Certain Developments..............................................................   5

      3.7      Taxes........................................................................................   6

      3.8      Proprietary Rights...........................................................................   8

      3.9      Litigation; Proceedings......................................................................   9

      3.10     Brokers......................................................................................  10

      3.11     Governmental Licenses and Permits............................................................  10

      3.12     Employees....................................................................................  10

      3.13     Employee Benefit Matters.....................................................................  10

      3.14     Insurance....................................................................................  12

      3.15     Officers and Directors; Bank Accounts........................................................  13

      3.16     Compliance with Laws.........................................................................  13

      3.17     Environmental Matters........................................................................  13

      3.18     Contracts....................................................................................  14

      3.19     Assets.......................................................................................  15

      3.20     No Undisclosed Liabilities...................................................................  15

      3.21     Real Estate..................................................................................  15

      3.22     Customers and Suppliers......................................................................  16

      3.23     Indebtedness and Guarantees..................................................................  16

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
      3.24     Books and Records...........................................................................   16

      3.25     Conduct During Prior Exclusivity Period.....................................................   16

      3.26     Transactions with Affiliates................................................................   16

      3.27     Consents....................................................................................   16

      3.28     No Illegal Payments.........................................................................   16

Section 4.       Representations and Warranties of Purchaser...............................................   17
      4.1      Organization and Corporate Power............................................................   17

      4.2      Authorization of Transaction................................................................   17

      4.3      No Violation................................................................................   17

      4.4      Governmental Authorities and Consents.......................................................   17

      4.5      Litigation..................................................................................   17

      4.6      Brokers.....................................................................................   18

      4.7      Access; Accredited Investor Status..........................................................   18

      4.8      Funds.......................................................................................   18

      4.9      Beneficial Ownership of Seller Common Stock; Acquisition of Acquired Stock..................   18

Section 5.       Pre-Closing Covenants of Seller...........................................................   18
      5.1      Affirmative Covenants of Seller.............................................................   18

      5.2      Negative Covenants of Seller................................................................   20

      5.3      Access......................................................................................   21

      5.4      Conditions..................................................................................   21

      5.5      HSR Filing..................................................................................   21

      5.6      Non-Solicitation............................................................................   21

      5.7      Transfer of Certain Frozen Benefit Plans....................................................   21

Section 6.       Pre-Closing Covenants of Purchaser........................................................   21
      6.1      Covenants of Purchaser......................................................................   21

      6.2      Conditions..................................................................................   22

      6.3      HSR Filing..................................................................................   22

Section 7.       Conditions to Obligation of Purchaser to Close............................................   22
      7.1      Accuracy of Representations and Warranties..................................................   22

      7.2      Performance.................................................................................   22

      7.3      Stockholder Approval........................................................................   22

      7.4      Required Approvals..........................................................................   22

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
      7.5      No Injunction...............................................................................   22

      7.6      Audited Financial Statements................................................................   23

      7.7      Closing Deliverables........................................................................   23

Section 8.       Conditions to Obligation of Seller to Close...............................................   24
      8.1      Accuracy of Representations and Warranties..................................................   24

      8.2      Performance.................................................................................   25

      8.3      Stockholder Approval........................................................................   25

      8.4      Required Approvals..........................................................................   25

      8.5      No Injunction...............................................................................   25

      8.6      Closing Deliverables........................................................................   25

Section 9.       Additional Covenants......................................................................   26
      9.1      Covenant of Seller Not to Compete; Nonsolicitation..........................................   26

      9.2      Confidentiality.............................................................................   27

      9.3      Divisibility; Remedy for Breach.............................................................   27

      9.4      Transfer of 401(k) Plans....................................................................   27

      9.5      Frozen Benefit Plans........................................................................   28

      9.6      Incentive Bonus Payments....................................................................   28

      9.7      Certain Real Estate Matters.................................................................   28

      9.8      Certain Insurance Matters...................................................................   28

Section 10.      Termination of Agreement..................................................................   29
      10.1     Right to Terminate Agreement................................................................   29

      10.2     Effect of Termination.......................................................................   30

Section 11.      Indemnification Related Matters; Taxes....................................................   30
      11.1     Expiration of Representations, Warranties and Covenants.....................................   30

      11.2     Indemnification; Tax Covenants..............................................................   31

Section 12.      Miscellaneous Provisions..................................................................   36
      12.1     Time of Essence.............................................................................   36

      12.2     Compliance with Laws........................................................................   37

      12.3     Further Assurances..........................................................................   37

      12.4     Publicity...................................................................................   37

      12.5     Access of Seller to Books and Records.......................................................   37

      12.6     Expenses....................................................................................   37

      12.7     Governing Law...............................................................................   37

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
      12.8     Notices.....................................................................................   37

      12.9     Table of Contents and Headings..............................................................   38

      12.10    Succession and Assignment...................................................................   38

      12.11    Parties in Interest.........................................................................   39

      12.12    Severability................................................................................   39

      12.13    Entire Agreement............................................................................   39

      12.14    Waiver......................................................................................   39

      12.15    Amendments..................................................................................   39

      12.16    Interpretation of Agreement.................................................................   39

      12.17    Counterparts................................................................................   40

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                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is entered into as of November 16, 2000, by and between IM Acquisition, Inc., a Delaware corporation ("Purchaser"), and Edgewater Technology, Inc., a Delaware corporation ("Seller"). Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                   Recitals

     A. Seller, through its subsidiaries listed on the "Acquired Companies Schedule" attached hereto, is engaged in the Business (as defined in Section 9.1(a) hereof).

     B. Seller owns directly or indirectly 100% of the issued and outstanding Capital Stock of each of the companies listed on the Acquired Companies Schedule (collectively, the "Acquired Companies").

     C. Purchaser wishes to purchase directly or indirectly all of the Capital Stock of the companies on the Acquired Companies Schedule, all of which Capital Stock is owned directly or indirectly by Seller as set forth on the "Organization Schedule" attached hereto (the "Acquired Stock"), from Seller on the terms and subject to the conditions set forth in this Agreement, and Seller wishes to sell to Purchaser on the terms and subject to the conditions set forth in this Agreement all of the Acquired Stock.

                                   Agreement

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants, which are to be made and performed by the respective parties, Purchaser and Seller, intending to be bound, hereby agree as follows:

Section 1.   Sale and Purchase of the Acquired Stock

1.1 Sale and Purchase of the Acquired Stock. At the Closing, subject to compliance with all of the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Acquired Stock in accordance with this Agreement.

1.2 Purchase Price. The purchase price payable by Purchaser for the Acquired Stock (the "Purchase Price") shall be cash in an amount equal to the total of (a) Forty-Six Million, One Hundred Fifty Thousand Dollars ($46,150,000) minus (b) the August 31 Purchase Price Decrease Amount, if any, plus (c)
      -----                                                           ----
      the August 31 Purchase Price Increase Amount, if any; provided, however, that the Purchase Price shall be adjusted as provided in Section 1.4.

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1.3   Payment of the Purchase Price. The Purchase Price shall be paid by
      Purchaser to Seller on the Closing Date by wire transfer of immediately available funds to an account or accounts to be designated by Seller.

      1.4   Post-Closing Adjustment to the Purchase Price.

      (a) If the Closing Date Purchase Price Adjustment Amount is less than zero (0), then Seller shall owe the absolute value of such amount so calculated to Purchaser, subject to Sections 1.4(b) and (c) below. If the Closing Date Purchase Price Adjustment Amount is greater than zero (0), then Purchaser shall owe such amount so calculated to Seller, subject to Sections 1.4(b) and (c) below.

      (b) Upon final determination of the Closing Date Purchase Price Adjustment Amount, the party owing the Closing Date Purchase Price Adjustment Amount shall, within five (5) business days, pay to the other party in immediately available funds, the sum of (i) the Closing Date Purchase Price Adjustment Amount, plus (ii) daily interest accrued thereon at a rate of seven percent (7%) per annum from the Closing Date.

      (c) Purchaser shall prepare or cause to be prepared the Closing Date Balance Sheet, with the expense to be borne by Purchaser. As promptly as possible after the Closing and in any event within seventy-five (75) days after the Closing Date, Purchaser shall deliver to Seller the Closing Date Balance Sheet and a statement detailing the calculation of the Closing Date Purchase Price Adjustment Amount. Purchaser agrees to cooperate with Seller to provide Seller and Seller's independent accountants with reasonable access to: (i) all information (including but not limited to the workpapers of Purchaser's independent accountants) used by Purchaser to prepare the Closing Date Balance Sheet and the calculation of the Closing Date Purchase Price Adjustment Amount; and (ii) as well as information arising subsequent to the Closing Date Balance Sheet that reasonably relates to the Closing Date Balance Sheet and the Closing Date Purchase Price Adjustment Amount. On or before the date that is seventy-five (75) days following the delivery of the Closing Date Balance Sheet and the calculation of the Closing Date Purchase Price Adjustment Amount by Purchaser to Seller, Seller may object to the Closing Date Balance Sheet and/or the calculation of the Closing Date Purchase Price Adjustment Amount by delivering a detailed written statement to Purchaser describing its objections. If Seller objects to the Closing Date Balance Sheet and/or the Closing Date Purchase Price Adjustment Amount as calculated by Purchaser, the parties shall attempt to resolve such dispute by negotiation. If the parties are unable to resolve such dispute within twenty (20) days of any objection by Seller, the parties shall appoint KPMG LLP, certified public accountants, or, if unavailable, such firm which is one of the "Big Five" independent accounting firms (excluding Arthur Andersen LLP and PricewaterhouseCoopers LLP), as shall be mutually agreeable to the parties, and KPMG LLP or such other accounting firm shall review the Closing Date Balance

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            Sheet and the Closing Date Purchase Price Adjustment Amount as
            calculated by Purchaser and determine the adjustment to such calculation of the Closing Date Purchase Price Adjustment Amount, if any, with the expense of such review to be borne one-half by Purchaser and one-half by Seller. The determination by KPMG LLP or such other accounting firm of the Closing Date Purchase Price Adjustment Amount shall be binding on the parties hereto; provided, however, that the acceptance by Seller and Purchaser of such determination of the Closing Date Purchase Price Adjustment Amount shall not constitute or be deemed to constitute a waiver of the rights of such party in respect of any other provision of this Agreement.

Section 2.  Closing

2.1 General. The closing of the transactions contemplated by Section 1 (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 4:00 p.m. on November 16, 2000.

2.2 Closing Transactions. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "Closing Transactions") at the Closing:

      (a) Seller shall deliver to Purchaser, free and clear of all Liens and all Permitted Encumbrances, one or more certificates representing the Acquired Stock, duly endorsed (or accompanied by duly executed stock powers) and otherwise in form acceptable for transfer on the books of the Acquired Companies;

      (b) Purchaser shall pay the Purchase Price as contemplated by Section 1.2; and

      (c) Seller and Purchaser shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party under Section 7 and Section 8 of this Agreement, as applicable, or as may reasonably be requested by the other party to evidence compliance with the terms hereof.

Section 3.  Representations and Warranties of Seller

      Seller represents and warrants to Purchaser that:

3.1   Organization and Corporate Power.

      (a) The Organization Schedule attached hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each), determined as of the date hereof. Except as set forth on the Organization Schedule, none of the Acquired Companies owns or holds the right to acquire any Capital Stock in any other

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            Person. Seller is validly existing and in good standing as a corporation under the laws of the State of Delaware, and, subject to the satisfaction of its conditions precedent to Closing, has all necessary corporate power to perform its obligations under this Agreement.

      (b) Each Acquired Company is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full organizational power and authority to conduct the business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

      (c) Seller has delivered to Purchaser correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) of each Acquired Company, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties) and all committees of the board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Acquired Companies have been furnished to Purchaser. None of the Acquired Companies is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

3.2 Authorization of Transactions. Seller and each Acquired Company has all requisite power and authority (including full corporate power and authority) to execute and deliver the Transaction Documents to which it is a party and, subject to the satisfaction of its conditions precedent to Closing, to consummate the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The board of directors of Seller has duly approved the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of Seller or any Acquired Company is necessary to authorize and permit the execution and delivery of the Transaction Documents to which it is a party and, subject to the satisfaction of its conditions precedent to Closing, the consummation of the transactions contemplated thereby. All Transaction Documents to which Seller or any Acquired Company is a party have been duly executed and delivered by Seller and/or such Acquired Company and constitute the legal, valid and binding agreements of Seller and/or such Acquired Company, enforceable against Seller and/or such Acquired Company in accordance with their terms.

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3.3   Capitalization. The authorized Capital Stock of each Acquired Company consists of the number and type of shares or other interests (and par values) set forth opposite such Acquired Company's name on the Organization Schedule. Except as set forth on the Organization Schedule, all of the issued and outstanding Capital Stock of the Acquired Companies have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the Organization Schedule, free and clear of all Liens and all Permitted Encumbrances, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Organization Schedule, there are no outstanding or authorized options, warrants, rights, stock purchase plan, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Seller or any Acquired Company is a party or which are binding upon Seller or any Acquired Company providing for the issuance, disposition, or acquisition of Seller's or any Acquired Company's Capital Stock (other than this Agreement). Other than as set forth on the Organization Schedule, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Seller or any Acquired Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock and, other than as set forth on the Organization Schedule, there are no agreements to register any sales or resales of the Acquired Stock under the federal or state securities laws. None of the outstanding shares of the Capital Stock of any of the Acquired Companies was issued in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction.

3.4 Absence of Conflicts. Except as set forth on the "Conflicts Schedule" attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller and/or any Acquired Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Capital Stock or assets of any Acquired Company (including, without limitation, the Acquired Stock) by any Person other than Purchaser pursuant to, or (f) require any authorization, consent, approval, order, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency under:
      (1) the certificate of incorporation or by-laws (or equivalent governing documents) of Seller or any of the Acquired Companies; (2) any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or any of the Acquired Companies is bound or affected; (3) any material law, statute, rule or regulation to which Seller or any of the Acquired Companies is subject (except in connection with the applicable requirements of the HSR Act, the DGCL, the Exchange Act, including, without limitation, the filing with and clearing by the SEC and the Nasdaq Stock Market of the disclosure documents concerning this Agreement and the transactions contemplated hereby); or (4) any judgment, order, decree, rule or regulation or any court or any governmental agency or body having jurisdiction over any of the Seller, the Acquired Companies or any of their respective assets or to which Seller or any Acquired Company is subject.

3.5 Financial Statements and Related Matters. Attached hereto as the "Financial Statements Schedule" are copies of (i) a summary description of certain financial statement and accounting matters, (ii) an unaudited combined balance sheet as of June 30, 2000 (the "June 30 Balance Sheet") and (iii) the related unaudited combined statement of income for the Acquired Companies for the six-month period ended on June 30, 2000 (together with the June 30 Balance Sheet, the "June 30 Financial Statements"). Except as set forth on the Financial Statements Schedule, the June 30 Financial Statements are accurate and complete in all material respects, are consistent with the Acquired Companies' books and records (which, in turn, are accurate and complete in all material respects), present fairly the financial condition of the Acquired Companies and their results of operations as of the time and for the period referred to therein, and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year-end adjustments (which adjustments will not, either individually or in the aggregate, be material) and to the absence of footnote disclosure. The Audited Financial Statements are accurate and complete in all material respects, are consistent with the Acquired Companies' books and records (which, in turn, are accurate and complete in all material respects), present fairly the financial condition of the Acquired Companies and their results of operations as of the time and for the period referred to therein, and have been prepared in accordance with GAAP, consistently applied.

3.6 Absence of Certain Developments. Except as set forth on the attached "Developments Schedule," since June 30, 2000, none of the Acquired Companies has:

            (a) suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (b) subjected any portion of its properties or assets to any Lien (other than Permitted Encumbrances);

            (c) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

            (d) declared, set aside or paid outside of the Ordinary Course of Business any dividends or made any other distributions (whether in cash or in kind) with respect to any shares (or other interests) of the Capital Stock of any Acquired Company;

            (e) made any capital expenditures or commitments for capital expenditures except in the Ordinary Course of Business; or

            (f)   committed to do any of the foregoing.

3.7   Taxes.  Except as set forth on the attached "Taxes Schedule":

      (a) Seller has, for the benefit of and with respect to each Acquired Company, filed all Tax Returns which were required to be filed by them prior to the date hereof and will file for all Tax Returns required to be filed prior to the Closing, and all such Tax Returns are and will be true, complete and accurate in all material respects and have been or will be prepared in compliance with applicable law;

      (b) all Taxes due and payable by each Acquired Company have been paid by such Acquired Company or will be paid by the appropriate due date and no amount of such Taxes is delinquent;

      (c) no deficiency for any material amount of Tax which has not been resolved has been asserted or assessed either (i) in writing by a taxing authority against any of the Acquired Companies or (ii) as to which Seller or the Acquired Companies have knowledge, and neither Seller nor the Acquired Companies have knowledge that any such written assessment or asserted Tax liability shall be made;

      (d) there is no action, suit, claim, investigation, taxing authority proceeding or audit now in progress, pending or threatened or as to which Seller has knowledge to any of the Acquired Companies;

      (e) none of the Acquired Companies has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment, collection or filing or (iii) executed or filed any power of attorney, in each case with respect to any Taxes for any open year;

      (f) none of the Acquired Companies is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person (other than Seller) and none of the Acquired Companies has any current or potential contractual obligation to indemnify any other Person(other than Seller) with respect to Taxes;

      (g) none of the Acquired Companies has any obligation to make any payment that could be non-deductible under Sections 280G, 162(m), and 404 of the Code (or any corresponding provision of state, local or foreign Tax law);

      (h) no written claim has been made and delivered by a taxing authority in a jurisdiction where any of the Acquired Companies does not pay Taxes or file Tax Returns that Seller or any Acquired Company is or may be subject to Taxes assessed by such jurisdiction;

      (i) each of the Acquired Companies have withheld and paid all Taxes required to have been withheld and paid (and has complied with all information and back-up withholding requirements including maintenance of required records with respect thereto) in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party relating to the Acquired Companies, except for immaterial amounts with respect to employees and independent contractors;

      (j) the Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which each of the Acquired Companies is required to file Tax Returns relating to the Acquired Companies;

      (k) there are no Liens on any of the assets of any Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax;

      (l) none of the Acquired Companies has filed a consent under Code (S) 341(f) concerning collapsible corporations;

      (m) none of the Acquired Companies has been a United States real property holding corporation within the meaning of Code (S) 897(c)(2) during the applicable period specified in Code (S) 897
            (c)(1)(A)(ii);

      (n) the Taxes Schedule lists all state, local, foreign income Tax Returns filed with respect to each of the Acquired Companies for taxable periods ended after December 31, 1996, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit; and the Acquired Companies have delivered to Purchaser correct and complete copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies;

      (o) none of the Acquired Companies has any liability for Taxes of any Person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and none of the Acquired Companies has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller);

      (p) the Taxes Schedule sets forth the following information with respect to states for Acquired Companies where the Section 338 Election is not recognized under the applicable law(s) of such state(s) as of December 31,1999: (i) the basis of the Acquired Company in its assets; (ii) the amount of any operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of each Acquired Company; and (iii) the amount of any deferred gain or loss allocable to any Acquired Company arising out of any deferred intercompany transaction (as defined in Treas. Reg. (S)1.1502-13);

      (q) except as set forth in the Taxes Schedule, Seller is not a party to any joint venture, partnership or other arrangement or contract with respect to the Acquired Companies that could be treated as a partnership for U.S. federal income tax purposes and the Acquired Companies do not have an interest, direct or indirect, in any entities other than the Acquired Companies; and

      (r) except as set forth on the Taxes Schedule, the unpaid Taxes of the Acquired Companies (i) did not, as of June 30, 2000, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30 Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.

3.8   Proprietary Rights.

      (a) The "Proprietary Rights Schedule" attached hereto contains a complete and accurate list of all Proprietary Rights owned, licensed or used by any of the Acquired Companies, including (i) patented and registered Proprietary Rights owned or used by any of the Acquired Companies, (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of or owned by any of the Acquired Companies, (iii) material unregistered trade names, Internet domain names, web sites and corporate names owned or used by Seller with respect to any of the Acquired Companies and (iv) material unregistered trademarks, service marks and logos and the computer software owned or used by Seller with respect to any of the Acquired Companies. Except as to licenses and agreements contained in customer contracts or entered into in connection therewith, that grant customers the right to use or assign rights in Proprietary Rights developed therefor, the Proprietary Rights Schedule contains a complete and accurate list of all material licenses and other rights granted by Seller or any of the Acquired Companies to any third party with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights. Except as set forth on the Proprietary Rights Schedule, Seller and the Acquired Companies own, free of all Liens, all right, title and interest to, or have the right to use pursuant to a valid license, all of the material Proprietary Rights set forth on the Proprietary Rights Schedule and all other Proprietary Rights reasonably necessary for the operation of the Acquired Companies as presently conducted. Except as set forth on the Proprietary Rights Schedule, the loss or expiration of any Proprietary Rights or related group of Proprietary Rights owned or used by any of the Acquired Companies has not had a Material Adverse Effect on the Acquired Companies and such a loss or expiration of Proprietary Rights is not pending or, to the knowledge of Seller, threatened in writing.

      (b) Except as set forth on the Proprietary Rights Schedule, (i) all of the Proprietary Rights owned or used by the Acquired Companies are valid and enforceable and have not been misused, and, to Seller's knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or has been threatened in writing, and, to Seller's knowledge, there are no grounds for the same; (ii) to the knowledge of Seller, neither Seller nor any of the Acquired Companies has received any written notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) to the knowledge of Seller, neither Seller nor any of the Acquired Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Acquired Companies.

      (c) The transactions contemplated by this Agreement shall have no Material Adverse Effect on the Acquired Companies' rights, title and interest in and to any of their respective Proprietary Rights. Seller and each of the Acquired Companies has taken all necessary actions to maintain and protect their respective material Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not materially and adversely affect the validity or enforcement of such Proprietary Rights. To the knowledge of Seller, the owners of any Proprietary Rights that are licensed to any Acquired Company (other than third party off-the-shelf computer software) have taken all necessary actions to maintain and protect such Proprietary Rights.

      (d) The Proprietary Rights Schedule also identifies each written license, sublicense, agreement or permission pursuant to which any of the Acquired Companies uses any Intellectual Property owned by a third party, except shrink wrap software licenses (the "Written Licenses"). None of the Acquired Companies is in material breach or default of any Written License, and no event has occurred with respect to any of the Acquired Companies which, with notice or the lapse of time, would constitute a breach or default under any Written License or permit termination, modification or acceleration of any Written License.

3.9 Litigation; Proceedings. Except as set forth on the "Litigation Schedule" attached hereto, there are (i) no actions, suits, complaints, charges, proceedings, orders, investigations or claims (collectively, "Litigation") pending or threatened against or affecting any of the Acquired Companies (or to the knowledge of Seller, pending or threatened in writing against or affecting any of the officers, directors or key employees of any of the Acquired Companies) and (ii) no facts, events or circumstances that exist (whether known or unknown) which are or could reasonably be expected to be the basis for any Litigation, in each case with respect to the business of the Acquired Companies at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any Litigation with respect to the transactions contemplated by this Agreement). Except as set forth on the Litigation Schedule, none of the Acquired Companies is subject to any grievance arbitration proceedings under collective bargaining agreements or otherwise or, to the knowledge of Seller, any governmental investigations or inquiries. Except as set forth on the Litigation Schedule, none of the Acquired Companies is subject to any judgment, order or decree of any court or other governmental agency (or settlement enforceable therein), or any citations, fines or penalties heretofore assessed against any of the Acquired Companies under any federal, state or local law.

3.10 Brokers. Except as set forth on the "Brokerage Schedule" attached hereto, Seller has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

3.11 Governmental Licenses and Permits. The "Permits Schedule" attached hereto contains a listing and summary description of all Licenses used in the conduct of the business of the Acquired Companies as presently conducted (including, without limitation, Licenses owned or possessed by any of the Acquired Companies). Except as indicated on the Permits Schedule, the Acquired Companies own or possess all right, title and interest in and to all of the Licenses that are necessary to conduct their business as presently conducted. Each of the Acquired Companies is in compliance with the terms and conditions of such Licenses and have received no notices that they are in violation of any of the terms or conditions of such Licenses. Each of the Acquired Companies has taken all necessary action to maintain such Licenses. No loss or expiration of any such License is threatened (in writing) or pending other than expiration in accordance with the terms thereof. Except as indicated on the Permits Schedule, all of the Licenses shall survive the transactions contemplated hereby.

3.12 Employees. Except as set forth on the "Employees Schedule" attached hereto, to the knowledge of Seller, no key executive employee and no group of key internal employees or independent contractors of any of the Acquired Companies has any plans to terminate his, her or its employment or relationship as an independent contractor with any of the Acquired Companies other than in the Ordinary Course of Business. Except as set forth on the Employees Schedule, each of the Acquired Companies has complied with, and remains in compliance with, all applicable laws relating to the employment of personnel and labor. Except as set forth on the Employees Schedule attached hereto, each of the Acquired Companies is in compliance in all respects with all written and oral employment agreements with all past and present employees and offers to or employment agreements with (whether written or oral), to the extent they exist, prospective employees of the Acquired Companies. Except as set forth on the Employees Schedule, none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has such party experienced any material strikes, grievances, unfair labor practices claims or other material employee or labor disputes. To the knowledge of Seller, none of the Acquired Companies has engaged in any unfair labor practice. Seller has no knowledge of any organizational effort presently being made or which has been threatened in writing by or on behalf of any labor union with respect to any employees of any of the Acquired Companies. None of the Acquired Companies has implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment

      Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will have been implemented before Closing without advance notification to Purchaser.

3.13  Employee Benefit Matters.

      (a) Except as set forth on the "Benefit Plans Schedule" attached hereto, with respect to current or former employees, directors or officers (including the beneficiaries and dependents of the foregoing) of each of the Acquired Companies, neither Seller nor any of its Subsidiaries maintains or contributes to, or has an obligation to contribute to, or has any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or fringe benefit plans or programs, whether in writing or oral and whether or not terminated. Except as set forth on the Benefit Plans Schedule, neither Seller nor any of the Acquired Companies nor any member of their "controlled group" (within the meaning of Code Section 414) contributes to, or has ever contributed or had an obligation to contribute to, any multiemployer pension plan (as defined in Section 3(37) of ERISA), and neither Seller nor any of the Acquired Companies nor any member of their controlled group maintains or has ever maintained or contributed to, or had an obligation to contribute to, any defined benefit plan (as defined in Section 3(35) of ERISA). The plans and other arrangements, programs and agreements referred to in the preceding two sentences are referred to collectively as "Benefit Plans." Except as set forth on the Benefit Plans Schedule, neither Seller nor any of the Acquired Companies maintains or contributes to, or has an obligation to contribute to, any Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

      (b) Except as set forth on the Benefit Plans Schedule, each Benefit Plan (and each related trust and insurance contract) set forth on the Benefit Plans Schedule (i) complies in form and in operation in all material respects with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof, (ii) has received or will have received all contributions, premiums or payments which are due on or before the Closing Date, and (iii) with respect to each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, is so qualified and has received from the Internal Revenue Service a favorable determination letter, and nothing to Seller's knowledge has occurred or failed to occur which would materially adversely affect or result in the revocation of such determination. Except as disclosed on the Benefit Plans Schedule, each welfare benefit trust or fund that is associated with a Benefit Plan set forth on the Benefit Plans Schedule and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt.

      (c) Except as set forth on the Benefit Plans Schedule, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Benefit Plans set forth on the Benefit Plans Schedule have been properly and timely filed with the appropriate government agency and distributed to participants as required in accordance with applicable law. Seller and each of the Acquired Companies have complied in all material respects with the requirements of COBRA.

      (d) Except as set forth on the Benefit Plans Schedule, with respect to each Benefit Plan set forth on the Benefit Plans Schedule, (i) to Seller's knowledge there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to which an applicable exemption does not exist, (ii) to Seller's knowledge, no fiduciary (as defined in Section 3(21) of ERISA) has or could have any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending and Seller does not have knowledge of any facts which could reasonably be expected to give rise to any such actions, suits or claims.

      (e) Except as set forth on the Benefit Plans Schedule, neither Seller nor any of the Acquired Companies has incurred or has any reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments, which have been made on a timely basis) or otherwise under Title IV of ERISA (including, but not limited to, any withdrawal liability or liability due to insufficient funding) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Seller or any member of its "controlled group" (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed or ever has been required to contribute to; furthermore, no "reportable event" within the meaning of Code Section 4043 has occurred, nor does Seller or any of the Acquired Companies have any reason to expect that such event will occur, with respect to any employee pension benefit plan described herein.

      (f) Except as set forth on the Benefit Plans Schedule, each individual who has received compensation for the performance of services on behalf of any Acquired Company has been properly classified as an employee or independent contractor in accordance with applicable laws.

      (g) Except as set forth on the Benefit Plans Schedule, none of the Acquired Companies maintains any Benefit Plan which provides benefits to any current or former employee, officer or director (or to their beneficiaries or dependents) employed or appointed to serve outside the United States.

      (h) Except as set forth on the Benefit Plans Schedule attached hereto, no provision of any Benefit Plan would result in any limitation on the ability of any of the Acquired Companies to terminate such Benefit Plan with respect to the employees of the such Acquired Company, as the case may be.

      (i) Except as set forth on the Benefit Plans Schedule attached hereto, the transactions contemplated by this Agreement shall not, whether alone or upon the occurrence of any additional or subsequent event, result in any payment of severance or other compensation to, or any acceleration, vesting or increase in benefits under any Benefit Plan for the benefit of, any current or former director, officer or employee of any of the Acquired Companies.

      (j) With respect to each Benefit Plan set forth on the Benefit Plans Schedule, except as set forth on the Benefit Plans Schedule, no promise or commitment to amend or improve any Benefit Plan for the benefit of current or former directors, officers, or employees of any of the Acquired Companies which is not reflected in any of the documentation provided by Seller to Purchaser or its Affiliates has been made.

3.14 Insurance. The "Insurance Schedule" attached hereto lists and briefly describes (i) each insurance policy maintained by Seller or any of the Acquired Companies with respect to any of the properties and assets used in or related to the conduct of the business of the Acquired Companies, as presently conducted, together with a claims history for the past one year and (ii) any property, casualty, liability or workers' compensation coverage to which any of the Acquired Companies was a party, named insured or otherwise beneficiary of coverage since December 1, 1997 (to the extent, and only during the period, such Acquired Company was owned directly or indirectly by Seller). Except as reflected on the Insurance Schedule, all of such insurance policies are in full force and effect, and neither Seller nor any of the Acquired Companies is in default under any such insurance policies and neither Seller nor any of the Acquired Companies has been denied insurance coverage or has experienced a lapse in coverage. Except as set forth on the Insurance Schedule, no Acquired Company has any self-insurance or co-insurance programs, and the reserves set forth on the June 30 Balance Sheet are adequate to cover all material anticipated liabilities required to be set forth thereon under GAAP with respect to self-insurance or coinsurance programs.

3.15 Officers and Directors; Bank Accounts. The "Officers, Directors and Bank Accounts Schedule" attached hereto lists all officers and directors of each of the Acquired Companies, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each of the Acquired Companies.

3.16 Compliance with Laws. Except as set forth on the "Compliance Schedule" attached hereto, each of the Acquired Companies has complied in all material respects with and are in material compliance with all applicable laws, statutes, standards, regulations, codes, orders, rules, judgments, decrees and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to them or which the Acquired Companies may otherwise be subject, and no claims have been filed against any Acquired Companies alleging a violation of any such laws or regulations, and none of the Acquired Companies has received written notice of any such violations.

3.17 Environmental Matters. Except as set forth on the "Environmental Schedule" attached hereto, each of the Acquired Companies has materially complied with and is currently in compliance in all material respects with Environmental and Safety Requirements, and none of the Acquired Companies has received any oral or written notice, report or information regarding any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to any Acquired Company or any Acquired Company's properties or facilities. Without limiting the generality of the foregoing, each of the Acquired Companies has obtained and complied in all material respects with, and are currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of properties or facilities or the operation of their business. Except as set forth on the Environmental Schedule, there has not been, and there is not
      (a) any past or continuing release or threat of release of any Hazardous Substance into the environment at, or (b) any manufacturing, refinement, transportation, importation, use or processing of any Hazardous Substance on or from, any real property currently or previously owned or leased by any of the Acquired Companies. To the knowledge of Seller, except as set forth on the Environmental Schedule, no Hazardous Substances of, or generated by, any of the Acquired Companies have been disposed of or come to rest at any site that has been included in any published federal, state or local "Superfund" site list or any other governmental regulatory entity list of hazardous or toxic waste sites. Except as set forth on the Environmental Schedule, to the knowledge of Seller, there never has been, and there currently is not, any underground storage tank, landfill, surface impoundment or disposal area located on any real property leased by any of the Acquired Companies or any entity that has been merged with or into any of the Acquired Companies.

3.18 Contracts. The attached "Contracts Schedule" contains a true and complete list of all Contracts of the types described below that are currently in effect:

      (a) all outstanding offers of employment and all employment and consulting agreements (other than those pursuant to which the aggregate base compensation to be paid by the Acquired Companies to the offeree, employee or consultant is less than $150,000 per year and Contracts with external consultants/employees entered into in the Ordinary Course of Business);

      (b) each Contract or option to sell or lease (as lessor) any property or asset of the Acquired Companies, except in the Ordinary Course of Business;

      (c) each Contract pursuant to which any of the Acquired Companies (i) possesses or uses, or has agreed to acquire or lease, any property or asset and (ii) is required to make payments, accrue expenses or incur charges in excess of $150,000 per annum;

      (d) each Contract with suppliers, manufacturers, distributors or providers of goods or services to any of the Acquired Companies, including purchase orders, that individually involve liabilities in excess of $150,000 per year, and all exclusive distribution, supply or other Contracts (other than Contracts with external consultants entered into in the Ordinary Course of Business);

      (e) each Contract, plan or program pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control of any of the Acquired Companies;

      (f) any other Contract, excluding customer Contracts in the Ordinary Course of Business, the performance of which involves consideration in excess of $150,000 per annum; and

      (g) (i) the Contracts with the five (5) largest customers of the iSource division of the Acquired Companies, (ii) the Contracts with the five
            (5) largest customers of the Solutions division of the Acquired Companies and (iii) the Contracts with twenty (20) of the twenty-five (25) largest customers of the Staffing division of the Acquired Companies, in each case in clauses (i), (ii) and (iii) above, based on revenues for the year ended December 31, 1999.

      Seller has heretofore made available or provided to Purchaser a true, complete and correct copy or description of (i) each of the Contracts described above, each as in effect on the date hereof and (ii) all written amendments and supplements thereto and all written waivers thereunder. None of the Acquired Companies, or, to the knowledge of Seller, any other party is in default under, or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by any of the Acquired Companies or, to the knowledge of Seller, any other party under, any Contract, other than such defaults, breaches and violations under the Contracts as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

3.19 Assets. Except as set forth on the "Assets Schedule" attached hereto, the assets, properties, rights and other interests of the Acquired Companies being acquired by the Purchaser pursuant to this Agreement (through the purchase of the Acquired Stock) or any agreement contemplated hereby constitute all of the assets and rights that in the Seller's reasonable opinion are necessary for the conduct of the business of the Acquired Companies as it is presently conducted. Such assets, properties, rights, and other interests are all of the assets and rights used in the business of the Acquired Companies, subject to all applicable agreements, restrictions and/or limitations on the ownership and/or use of such assets, if any.

3.20 No Undisclosed Liabilities. Except as set forth on the attached "Undisclosed Liabilities Schedule," since the June 30 Balance Sheet, none of the Acquired Companies has incurred any material liability except:

      (a) liabilities reflected or reserved for on the liabilities side of the June 30 Balance Sheet;

      (b) liabilities which have arisen after the date of the June 30 Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement; and

      (c) liabilities specifically identified and disclosed elsewhere in this Agreement or the Disclosure Schedule attached hereto.

3.21 Real Estate. The Acquired Companies do not own any real estate. The attached "Real Estate Schedule" sets forth a correct summary description of all leases of real property to which any of the Acquired Companies is a party (the "Leases"). Except as disclosed in the Real Estate Schedule attached hereto, each of the Leases is legal, valid, binding, enforceable and in full force and effect, and subject to giving the necessary notices and obtaining the necessary consents as set forth on the Real Estate Schedule, each of the Leases will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby, in each case on terms identical to those set forth in the Leases, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies. Except as disclosed in the Real Estate Schedule, true, complete and correct copies of all of the Leases have been delivered to Purchaser. Except as disclosed in the Real Estate Schedule, no action has been taken or omitted by any of the Acquired Companies, and, to the knowledge of the Seller, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease or that may reasonably be expected to result in a loss of rights or the creation of any Lien thereunder or pursuant thereto. The leasehold interests of the Acquired Companies are not subject to any Lien, and each of the Acquired Companies is in quiet possession of the properties covered by the Leases to which it is a party.

3.22 Customers and Suppliers. The attached "Customers and Suppliers Schedule" sets forth a complete and accurate list of (a) the ten largest customers (by dollar volume) of each of the Acquired Companies during the fiscal year ended 1999; and (b) the ten largest suppliers (by dollar volume) of materials or services to the Acquired Companies during the fiscal year ended 1999. Except as disclosed on the attached Customers and Suppliers Schedule no customer or supplier has indicated in writing that it intends to stop or materially decrease the rate of business done with any of the Acquired Companies

      (other than as a result of routine fluctuations that are customary in the Ordinary Course of Business), and no such supplier has indicated in writing that it desires to renegotiate its current Contract(s) with any of the Acquired Companies.

3.23 Indebtedness and Guarantees. Except as set forth in the June 30 Balance Sheet or the Financial Statements Schedule attached hereto, none of the Acquired Companies has indebtedness for borrowed money, capital lease obligations, conditional sale or other title retention agreements or the deferred purchase price of property or services (other than operating leases, trade payables, professional fees and other accrued current liabilities incurred in the Ordinary Course of Business) ("Indebtedness"). None of the Acquired Companies is a guarantor or otherwise liable for any Indebtedness of any other Person.

3.24 Books and Records. The corporate (including minute books and stock record books) and financial records of the Acquired Companies are complete and correct in all material respects and have been maintained in all material respects in accordance with applicable laws.

3.25 Conduct During Prior Exclusivity Period. Between September 8, 2000 and the date of this Agreement, neither Seller nor any of Seller's Representatives engaged in any discussions with or facilitated any interest by any third party with respect to any Alternative Transaction.

3.26 Transactions with Affiliates. Except as set forth on the attached "Affiliates Schedule," none of the Seller or its respective officers, directors or Affiliates (excluding the Acquired Companies) (a) is a party to any Contract with any of the Acquired Companies not terminable without penalty upon notice of 120 days or less, (b) has a right to or interest in any material asset, tangible or intangible, which is used in the operations of any of the Acquired Companies or (c) has any Indebtedness to or from any of the Acquired Companies.

3.27 Consents. The attached "Consents Schedule" sets forth a true, correct and complete list of any Person whose consent or approval is required under any Contract, and the Contract to which such consent relates, in connection with the transactions contemplated by this Agreement, provided, however, that the provisions of this Section 3.27 shall not apply to customer Contracts, Contracts terminable without penalty upon notice of 120 days or less, or any Contracts the performance of which does not involve consideration in excess of $25,000 over the term of such Contract.

3.28 No Illegal Payments. None of the Acquired Companies or any of the directors, officers, employees, agents or Affiliates of any of the Acquired Companies has directly or indirectly (a) given or agreed to give any illegal gift, contribution or payment to any supplier, customer, government official or employee or other Person who was or is in a position to help or hinder any of the Acquired Companies (or assist in connection with any actual or proposed transaction) or (b) made or agreed to make any illegal contribution to any candidate for federal, state, local or foreign public office, in each case which might subject any of the Acquired Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 4.  Representations and Warranties of Purchaser

      Purchaser represents and warrants to Seller that:

4.1 Organization and Corporate Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Purchaser is a party and to perform its obligations hereunder and thereunder.

4.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all requisite organizational action on the part of Purchaser, and no other organizational proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Purchaser is a party shall when executed constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms.

4.3 No Violation. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws (or equivalent governing documents) or any applicable material law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, that would be breached or violated by Purchaser's execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party.

4.4 Governmental Authorities and Consents. Purchaser is not required to submit any notice, report or other filing (except in connection with the applicable requirements of the HSR Act) with any governmental authority in connection with the execution or delivery by Purchaser of this Agreement or the other agreements contemplated hereby to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority (except in connection with the applicable requirements of the HSR Act) or any other party or person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party or the transactions contemplated hereby or thereby.

4.5 Litigation. There are no material actions, suits, proceedings or orders pending or, to Purchaser's knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect Purchaser's performance under this Agreement or the other agreements contemplated hereby to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

4.6 Brokers. Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

4.7 Access; Accredited Investor Status. Purchaser and its agents and associates have been given full access to the assets, books, records, contracts and employees of the Acquired Companies, and have been given the opportunity to meet with officers and other representatives of Seller and the Acquired Companies for the purpose of asking questions concerning, and investigating and obtaining information regarding the Acquired Companies' business, operations and legal affairs; provided, however, that nothing contained in this Section 4.7 shall affect the representations and warranties of Seller contained in Section 3 of this Agreement. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and within the meaning of such term set forth in any applicable state securities laws.

4.8 Funds. As of the Closing Date, Purchaser shall have funds sufficient to pay the Purchase Price and to complete the transactions contemplated by this Agreement.

4.9 Beneficial Ownership of Seller Common Stock; Acquisition of Acquired Stock. As of the date hereof, Purchaser and all of its respective Affiliates individually or collectively do not beneficially own (as such term is defined and interpreted pursuant to Rule 13d-3 under the Exchange
      Act) more than 4.99% of Seller Common Stock outstanding as of the date hereof. Purchaser is acquiring the Acquired Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Acquired Stock.

Section 5.  Pre-Closing Covenants of Seller

      Seller agrees that, between the date of this Agreement and the Closing
      Date:

5.1 Affirmative Covenants of Seller. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.1 hereof, unless Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, Seller shall cause each of the Acquired Companies to:

            (a) conduct the business and operations of the Acquired Companies only in the Ordinary Course of Business;

            (b) keep in full force and effect the corporate existence of the Acquired Companies and all rights, franchises and material Proprietary Rights relating or pertaining to the Acquired Companies and use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

     (c) use its reasonable best efforts to carry on the business of the Acquired Companies in the Ordinary Course of Business and to keep the business organizations and properties of the Acquired Companies intact in the Ordinary Course of Business, including business operations, physical facilities, working conditions and employees and relationships with lessors, licensors, suppliers and customers and others having business relations with it;

     (d) maintain the material assets of the Acquired Companies in such ordinary repair, order and condition (normal wear and tear excepted) consistent with historical needs, replace in accordance with reasonable business practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date (whether or not such casualty, loss or damage is covered by insurance), either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Seller and Purchaser;

     (e) encourage all key employees of the Acquired Companies to continue their employment with the Acquired Companies or the Purchaser or its Subsidiaries after the Closing;

     (f) maintain the books, accounts and records of the Acquired Companies in accordance with past custom and practice as used in the preparation of their financial statements;

     (g) cooperate with Purchaser and use its reasonable best efforts (i) to cause the conditions to Purchaser's obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all Required Approvals necessary to consummate the transactions contemplated hereby, including, without limitation, all approvals under the HSR
Act) and (ii) to execute and deliver all documentation reasonably required in order for the Policy to be issued;

     (h) maintain the existence of and use reasonable best efforts to protect all material Proprietary Rights used by the Acquired Companies;

     (i) maintain the existence of and protect all of the material governmental permits, licenses, approvals and other authorizations of the Acquired Companies;

     (j) comply in all material respects with all applicable laws, ordinances, and regulations in the operation of the Acquired Companies;

          (k) pay one-half of the insurance premium on the Policy on the Closing Date, provided, however, that Seller shall have no obligation with respect to such Policy if the transactions contemplated pursuant to this Agreement are not consummated;

          (l) cooperate with Purchaser in its reasonable investigation of the business, assets and properties of the Acquired Companies and permit Purchaser and its employees, agents, accounting, legal and other authorized representatives, upon reasonable notice and at reasonable hours, to discuss the affairs, finances and accounts of any of the Acquired Companies with the officers, partners, key employees and independent accountants of the Acquired Companies; and

          (m) (i) deliver to Purchaser the Audited Financial Statements and a written calculation of the August 31 Purchase Price Decrease Amount or the August 31 Purchase Price Increase Amount, as the case may be; and (ii) provide Purchaser and its representatives reasonable access to the work papers relating to the Audited Financial Statements.

5.2 Negative Covenants of Seller. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.1 hereof, unless Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, Seller shall use its commercially reasonable best efforts to cause each of the Acquired Companies to not:

     (a) make any loans, enter into or perform any non-arm's length transaction with any Insider or make or grant any increase in any Acquired Company's employee's or officer's compensation outside of the Ordinary Course of Business or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Acquired Companies outside of the Ordinary Course of Business;

     (b) except as specifically contemplated by this Agreement, enter into any Contract or transaction, other than in the Ordinary Course of Business and at arm's length, with unaffiliated Persons;

     (c) cause any properties, assets, rights or interests related primarily to the Acquired Companies prior to the date hereof to become primarily used by or primarily related to Seller or any Subsidiary of Seller (excluding the Acquired Companies), unless effected pursuant to an arm's length Contract, subject to the prior written consent of Purchaser (which consent shall not be unreasonably withheld);

     (d) declare or pay any dividends, issue, purchase or redeem any shares of its Capital Stock or any convertible securities into or exchangeable for any of its Capital Stock, or make any other distributions to its shareholders, in each case, other than in the Ordinary Course of Business;

          (e) grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Capital Stock;

          (f) incur, assume or guaranty any Indebtedness or any other liabilities outside the Ordinary Course of Business; or

          (g)  amend the organizational documents of any of the Acquired
               Companies.

5.3       Access. Subject to the provisions of the Non-Disclosure Agreement and
          Section 6, Seller shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records and Contracts of the Acquired Companies for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser's sole expense (subject to reimbursement pursuant to Section 10.2), the business, operations and legal affairs of the Acquired Companies.

5.4 Conditions. Seller shall use commercially reasonable efforts to satisfy on a timely basis the conditions set forth in Sections 7, 8.3,
          8.4 and 8.5.

5.5 HSR Filing. As promptly as possible after the date of this Agreement, and in any event within five (5) days thereafter, Seller shall file the notification form required to be filed by Seller under the HSR Act with respect to the transactions contemplated hereby.

5.6 Non-Solicitation. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.1 hereof, unless Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, Seller shall ensure that neither Seller nor any of Seller's Representatives directly or indirectly;

          (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates or Representatives) relating to any Alternative Transaction; or

          (b) actively participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Purchaser or its Affiliates or Representatives) relating to any Alternative Transaction.

5.7 Transfer of Certain Frozen Benefit Plans. Prior to the Closing, Seller shall take such actions as may be necessary to cause a transfer of sponsorship of the Frozen Benefit Plans from each of the Acquired Companies to Seller.

Section 6.     Pre-closing Covenants of Purchaser

6.1 Covenants of Purchaser. Purchaser agrees that between the date of this Agreement and the Closing Date:

          (a) Purchaser shall cooperate with Seller and use its reasonable best efforts to cause the conditions to Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations);

          (b) Purchaser shall cooperate with Seller and use its reasonable best efforts to obtain all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals required under the HSR Act); and

          (c) Purchaser shall not interfere in any manner with the business or operations of the Acquired Companies or with the performance of any of the Acquired Companies' employees.

6.2 Conditions. Purchaser shall (a) use commercially reasonable efforts to satisfy on a timely basis the conditions set forth in Sections 8.1, 8.2, and 8.6; and (b) provide any information reasonably requested by Seller in connection with Seller's efforts to satisfy on a timely basis the condition set forth in Section 8.3, if applicable.

6.3 HSR Filing. As promptly as possible after the date of this Agreement, and in any event within five (5) days thereafter, Purchaser shall cause its ultimate parent entity (as defined in the HSR Act) to file the notification form required to be filed by Purchaser's ultimate parent entity under the HSR Act with respect to the transactions contemplated hereby.

Section 7.     Conditions to Obligation of Purchaser to Close

          The obligation of Purchaser to purchase the Acquired Stock and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

7.1 Accuracy of Representations and Warranties. The representations and warranties set forth in Section 3 hereof shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as though originally made on the date of this Agreement and as of the Closing Date of this Agreement, except
          (x) for changes permitted by the terms of this Agreement; (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some earlier date will be determined as of such specified date; and (z) where any such failure of the representations and warranties, in the aggregate, to be true and correct in all respects has not had or would not have a Material Adverse Effect.

7.2 Performance. Seller shall have performed, in all material respects, all obligations required by this Agreement to be performed by Seller on or before the Closing Date.

7.3 Stockholder Approval. Any required approval or adoption of this Agreement and the transactions contemplated hereby shall have been approved or adopted by the requisite vote of stockholders of Seller in accordance with the DGCL and Seller's Certificate of Incorporation, which adoption shall not have been amended in any respect, withdrawn or otherwise rescinded.

7.4 Required Approvals. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and any other governmental filings, authorizations and approvals that are required for the consummation of the Closing (the "Required Approvals") shall have been obtained, except for any immaterial Required Approvals.

7.5 No Injunction. There shall not be in effect, as of the Closing Date, any injunction or other binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits the purchase of the Acquired Stock by Purchaser, and there shall not be pending, as of the Closing Date, any action for an injunction or other order of any court or other tribunal having jurisdiction over Seller or Purchaser that: (i) would prohibit any of the transactions contemplated by this Agreement; and (ii) in the reasonable opinion of Purchaser, has had or could reasonably be likely to have a Material Adverse Effect or a material adverse effect on the assets, business, financial condition, operations or results of operations of any Affiliates of Purchaser.

7.6 Audited Financial Statements. Seller shall have delivered to Purchaser the Audited Financial Statements.

          7.7 Closing Deliverables. On or prior to the Closing Date, Seller shall have delivered to Purchaser all of the following:

          (a) a certificate from Seller in a form reasonably satisfactory to Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 7.1, 7.2 and 7.3 have been satisfied;

          (b) copies of resolutions, certified by the Secretary of Seller, of Seller's board of directors and stockholders (if required) approving this Agreement and the transactions contemplated by this Agreement;

          (c) certificates of the Secretary of State of the state of incorporation or organization of Seller and each Acquired Company for each state where any of the Acquired Companies are qualified to do business providing that such Acquired Company is in good standing, except where any failure to be so qualified to do business, individually or in the aggregate, would not give rise to a Material Adverse Effect;

          (d) a copy of the certificate of incorporation or equivalent governing document for Seller and each Acquired Company, certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

          (e) a copy of the bylaws or equivalent governing document for Seller and each Acquired Company, certified by an officer of such Acquired Company;

          (f) all stock certificates and other instruments evidencing ownership of each of the Acquired Companies;

          (g) all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Acquired Company;

          (h) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby;

          (i) an executed counterpart of the Shared Services Agreement attached hereto in the form of Exhibit B hereto; and

          (j) (i) an executed copy of the opinion of Seller's outside counsel, Cooley Godward LLP; (ii) an executed copy of the opinion of Seller's special Delaware counsel, Morris, Nichols, Arst and Tunnel, with respect to certain matters under Section 271 of the DGCL; and (iii) an executed copy of an opinion of Seller's General Counsel as to the title of Seller to the Acquired Stock, which opinions in clauses (i) through (iii) above (A) shall provide that Purchaser's senior lenders may rely thereon and (B) shall collectively be in the form of Exhibit C hereto.

          (k) an executed counterpart of an assumption agreement among Seller, and the Acquired Companies pursuant to which Seller shall assume certain obligations of the Acquired Companies that are referenced on Exhibit D attached hereto;

          (l) an executed termination agreement in the form of Exhibit E attached hereto by and between Seller and Steve Bova with respect to Steve Bova's employment agreement with Seller;

          (m) executed counterpart copies of non-solicitation agreements by and between Purchaser and Clete Brewer for the benefit of Purchaser in the form of Exhibit F attached hereto and by and between Purchaser and each of Terry C. Bellora and Gordon Y. Allison, in each case, for the benefit of Purchaser in the form of Exhibit G attached hereto; and

          (n) (i) an executed counterpart assignment in form and substance reasonably satisfactory to Purchaser, pursuant to which Seller assigns to Purchaser, in its capacity as the corporate parent of the Acquired Companies, the right to direct any and all claims of the Acquired Companies under Seller's occurrence-based insurance policies relating to matters occurring prior to the Closing Date with respect to the applicable insurance companies, subject to any other written agreement between Purchaser and Seller in this connection; (ii) an instruction letter to Seller's insurance broker stating that the Acquired Companies have been acquired by Purchaser and instructing such broker to forward information on claims, if any, relating to matters occurring prior to the Closing Date to a named contact at the Acquired Companies and to forward copies of such information to Purchaser's key contact; and (iii) a letter from Seller's insurance broker indicating that premiums have been paid with respect to Seller's occurrence-based insurance policies.

          Any condition specified in this Section 7 may be waived by Purchaser in its sole discretion; provided, however that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser.

Section 8.     Conditions to Obligation of Seller to Close

          The obligation of Seller to sell the Acquired Stock to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4 shall be accurate in all material respects as though originally made on the date of this Agreement and as of the Closing Date.

8.2 Performance. Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.

8.3 Stockholder Approval. Any required approval or adoption of this Agreement and the transactions contemplated hereby shall have been approved or adopted by the requisite vote of stockholders of Seller in accordance with the DGCL and Seller's Certificate of Incorporation, which adoption shall not have been amended in any respect, withdrawn or otherwise rescinded.

8.4 Required Approvals. The Required Approvals shall have been obtained, except for any immaterial Required Approvals.

8.5 No Injunction. There shall not be in effect, at the Closing Date, any injunction or other binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits the sale of the Acquired Stock by Seller, and there shall not be pending, as of the Closing Date, any action for an injunction or other order of any court or other tribunal having jurisdiction over Seller or Purchaser that: (i) would prohibit any of the transactions contemplated by this Agreement; and (ii) in the reasonable opinion of Seller, has had or could reasonably be likely to have a material adverse effect on the assets, business, financial condition, operations or results of operations of Seller or any of its Affiliates (other than the Acquired Companies).

     8.6 Closing Deliverables. On or prior to the Closing Date, Purchaser shall have delivered to Seller all of the following:

     (a) a certificate from Purchaser in a form reasonably satisfactory to Seller, dated the Closing Date, stating that the preconditions specified in Sections 8.1 and 8.2 have been satisfied;

     (b) copies of resolutions, certified by the Secretary of Purchaser, of the stockholders of Purchaser and of Purchaser's board of directors, approving this Agreement and the transactions contemplated by this Agreement;

     (c) certificates of the Secretary of State of the State of Delaware and all other states where Purchaser is qualified to do business providing that Purchaser is in good standing, except where any failure to be so qualified to do business, individually or in the aggregate, would not give rise to a Material Adverse Effect;

     (d) a copy of the certificate of incorporation and bylaws or equivalent governing documents of Purchaser certified by the appropriate authority in the jurisdiction(s) in which such entity was incorporated or organized;

     (e) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby;

     (f) an executed copy of an opinion from Purchaser's outside counsel, Ropes & Gray, in the form of Exhibit H hereto;

     (g) an executed counterpart of an assumption agreement between the applicable Acquired Company and Seller pursuant to which such Acquired Company shall assume certain obligations of Seller that are referenced on Exhibit I attached hereto.

     Any condition specified in this Section 8 may be waived by Seller in its sole discretion; provided, however that no such waiver shall be effective unless it is set forth in a writing executed by Seller.

Section 9.     Additional Covenants

9.1 Covenant of Seller Not to Compete; Nonsolicitation. In consideration of the Purchase Price to be received under this Agreement, Seller agrees that, for a period of five (5) years after the Closing Date, neither Seller nor any of its officers, employees or Subsidiaries (including any Subsidiaries of which the shares are spun-off or otherwise distributed to Seller's stockholders during the aforementioned five (5) year period) shall, directly or indirectly, do any of the following:

     (a) own, manage, operate, control, act as consultant or advisor to, render any services for, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation or control of any Person, firm, partnership, corporation, or other entity that is engaged in the permanent placement and temporary staffing of information technology support services personnel, help desk services for non-custom applications, education and training services for profit for non-custom applications, or distributed information technology services businesses (collectively the "Business") anywhere within North America, provided, however, that any one or more of the following items in clause (i) shall in no way constitute the Business and any one or more of the following items in clause (i) or (ii) shall in no way breach, violate, or otherwise in any manner conflict with the non-competition covenant in the preceding clause: (i) the operation by Seller directly or indirectly of all or a portion of its e-solutions, e-services, e-consulting, system hosting, web hosting, custom software application development, custom system integration development and related network configuration and maintenance for any such software or system development, or information technology solutions and consulting (not including, however, permanent placement and temporary staffing of information technology personnel, education and training services for profit for non-custom applications and help desk services for non-custom applications) businesses or clinical trials support services business (collectively the "Retained Operations"); and (ii) the ownership of not more than five percent (5%) of any class of securities of any Person, firm, partnership, corporation, or other entity which engages in the Business and has a class of securities registered pursuant to Section 12 of the Exchange Act;

     (b) solicit Business from any Person who to Seller's knowledge is a customer of the Acquired Companies or solicit Business from any Person who was a customer or account of any of the Acquired Companies at the time of the Closing or within the preceding one year period; provided, however, that nothing in this Section 9.1(b) shall restrict in any manner the ability of the Seller or any of its Retained Operations to solicit customers, suppliers, licensees, licensors or other business relations of the Acquired Companies in connection with operating the Retained Operations; and

          (c) without the prior written consent of Purchaser, solicit or hire any corporate officer, corporate management or key personnel of any of the Acquired Companies or of any Subsidiary or Affiliate of any of the Acquired Companies; provided, however, that nothing in the preceding clause shall limit or prohibit general media advertisements or solicitations soliciting employees generally, and, provided, further, that Seller shall not be prohibited from soliciting or hiring any employee if such employee approaches Seller on his or her own initiative, without any direct or indirect solicitation by Seller, or such employee responds to a general media solicitation not targeted to any employee of the Acquired Companies.

9.2 Confidentiality. Seller shall treat and hold as confidential for a period of five (5) years following the Closing Date any information concerning the Business or affairs of the Acquired Companies that is not available to the public as of the date of this

     Agreement or hereafter during such five-year period through no breach of this covenant by Seller (the "Confidential Information"), refrain from using any of the Confidential Information to the competitive disadvantage of the Acquired Companies, except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in Seller's possession or under Seller's control. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order at the Purchaser's expense or waive compliance with the provisions of this Section 9.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that such disclosing Person shall use his or its reasonable best efforts to obtain, at the expense and request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such expense and portion of the Confidential Information required to be disclosed as Purchaser shall designate.

9.3 Divisibility; Remedy for Breach. Seller acknowledges that all of the foregoing provisions of this Section 9 are reasonable and are necessary to protect and preserve the value of the Acquired Companies and to prevent any unfair advantage being conferred on Seller. If any of the covenants set forth in this Section 9 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein shall be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein shall be deemed to comprise the largest territory permissible by law under the circumstances. Seller acknowledges and agrees that in the event of any breach by Seller of any provisions of Sections 9.1 or 9.2, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Purchaser may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performances and/or injunctive relief or other equitable relief in order to enforce any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

9.4 Transfer of 401(k) Plans. Effective as of the Closing Date, Purchaser shall cause the Acquired Companies to adopt and maintain one or more defined contribution plans (the "Purchaser 401(k) Plans") intended to be qualified under Section 401(k) of the Code. In accordance with the applicable provisions of Section 414(l) of the Code, Seller shall cause the assets and liabilities of the Edgewater Technology, Inc. 401(k) Savings Plan (the "Seller 401(k) Plan") attributable to the accounts (whether or not vested) of each participant who is an employee of any of the Acquired Companies (the "Participants") to be transferred by the trustee of the Seller 401(k) Plan to the trustee of the Purchaser 401(k) Plans. Such transfer of assets shall be in cash (but shall include any promissory notes or other evidences of indebtedness with respect to outstanding loans,

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

         and may, with Purchaser's consent, include other in kind assets), and shall be made as of and as soon as practicable after a valuation date under the Seller 401(k) Plan occurring immediately following the Closing Date, or as of such later valuation date as may be mutually selected by Purchaser and Seller. Such transfer shall account appropriately for earnings during the period from the applicable valuation date to the actual date of transfer (the "Transfer Date"). From the Closing Date until the Transfer Date, Purchaser shall cause the Acquired Companies to make continuous payroll deductions each pay period from the pay of each participant who has a loan(s) outstanding from the Seller 401(k) Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Purchaser shall cause the Acquired Companies to pay such deducted amounts to the trustee of the Seller 401(k) Plan who shall accept such payments for a credit against such loans. Purchaser shall cause the Acquired Companies to provide any information necessary to the trustee to process such payment. On or prior to the Closing Date, Seller shall make on behalf of all Participants a contribution to the Seller 401(k) Plan of the amounts of any salary reduction, matching, and profit sharing contributions attributable to or payable on account of any such Participant for any pay date occurring on or prior to the Closing Date. As of the Closing Date, Seller shall amend the Seller 401(k) Plan to exclude Participants from Seller 401(k) Plan participation.

9.5 Frozen Benefit Plans. With respect to the Frozen Benefit Plans which will be assumed by Seller in accordance with Section 5.7 hereof, after the Closing (a) Seller shall take all steps necessary to promptly notify participants of their right to receive a distribution of their account balance under the Frozen Benefit Plans and (b) Seller shall terminate the Frozen Benefit Plans as soon as reasonably practicable following the Closing Date and shall distribute any remaining assets to participants as soon as administratively feasible thereafter.

9.6 Incentive Bonus Payments. Seller agrees that it shall pay within 60 (sixty) days following the Closing Date, to the extent earned through the Closing Date: (i) all bonuses payable to O. Herrera, Paul Sharps, John Willett, Greg Lowe, and Dick Kalbfliesh pursuant to and in accordance with the terms of the IntelliMark Executive Incentive Bonus Plan; and (ii) all bonuses payable to Steve Bova from Seller.

9.7 Certain Real Estate Matters. During the period commencing on the date hereof and ending ninety (90) days following the Closing Date, Seller will use its commercially reasonable efforts to obtain consents with respect to the Leases that require consent as reflected on the Real Estate Schedule as a result of the transactions contemplated by this Agreement

9.8 Certain Insurance Matters. Following the Closing Date, Seller agrees to maintain that certain insurance policy, known as American International Specialty Lines Insurance Company Employed Lawyer Professional Liability Policy, policy number 00278576, through its existing term ending on May 13, 2000, as well as purchasing a six

         (6) year tail for such policy, thereby retaining such policy in full force and effect through and until May 13, 2007.

Section 10.  Termination of Agreement

10.1 Right to Terminate Agreement. This Agreement may be terminated at any time prior to the Closing:

        (a)   by the mutual written agreement of Seller and Purchaser;

        (b) by Seller or Purchaser, if the Closing has not occurred on or prior to December 29, 2000; provided, however, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 10.1(b) if such party's failure to fulfill any of its obligations in any material respect under this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

        (c) by Seller or Purchaser, if there shall be any law or regulation enacted or adopted in final form that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Seller or Purchaser from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

        (d) by Seller or Purchaser, if this Agreement and/or the transactions contemplated hereby are required to be approved by stockholders of Seller and such transactions are not properly approved at any stockholders' meeting of Seller or any adjournment or postponement thereof by the requisite affirmative vote of the holders of the outstanding shares of Seller Common Stock as required under the DGCL;

       (e) by Purchaser, upon breach of any material representation, warranty or covenant on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in
              Section 7.1 or 7.2 would not be satisfied (a "Terminating Seller Breach"); provided, however, that, if such Terminating Seller Breach is curable by Seller through exercise of all reasonable efforts and for so long as Seller continues to exercise such reasonable efforts, Purchaser may not terminate this Agreement under this Section 10.1(e); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this Section 10.1;

        (f) by Seller, upon (i) the failure to occur of any event or the occurrence of any event which would cause or reasonably could be expected to cause, the representation or warranty in Section 4.8 of this Agreement to be or become untrue (a "Financing Breach") or
              (ii) the breach of any material representation, warranty or covenant on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.1 or
              8.2 would not be satisfied (a "Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by Purchaser through exercise of all reasonable efforts and for so long as Seller continues to exercise such reasonable efforts, Seller may not terminate this Agreement under this
              Section 10.1(f); and provided, further, that for purposes of a Financing Breach, reasonable efforts shall include a capital call by Purchaser or its ultimate parent entity; and provided, further, that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this Section 10.1; or

              (g) by Seller or Purchaser, in connection with (i) approval by the Board of Directors of the Seller of a definitive agreement concerning an Alternative Transaction, (ii) the execution of a definitive agreement by Seller concerning an Alternative Transaction or (iii) any recommendation by the Board of Directors of Seller to the stockholders of Seller to approve an Alternative Transaction.

         Such right of termination shall be exercised by written notice of termination given by the terminating party to the other party hereto in the manner hereinafter provided.

10.2     Effect of Termination.

              (a) Upon the termination of this Agreement effected exclusively pursuant to Section 10.1(a)-(f) hereof or under the circumstances set forth in
Section 10.1(g) when no amount shall be payable under Section 10.2(b) hereof (a "Section 10.2(a) Election"), each party's right of termination under Section
10.1 is in addition to any other rights it may have under this Agreement or otherwise, and such exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to a Section 10.2(a) Election, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.6 will survive; provided, however, that if this Agreement is so terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

              (b) In the event that this Agreement is terminated for the reasons set forth in Section 10.1(g) hereof and the Seller or the Acquired Companies consummate an Alternative Transaction on or prior to December 31, 2000: (i) at a price greater than $46 million, Seller shall be liable to reimburse Purchaser for all of its reasonable and documented out-of-pocket due diligence and other transaction expenses up to a maximum of $1 million (the "Expense Reimbursement Liability"); or (ii) under circumstances involving Seller's breach of Sections 3.25 and 5.6 hereof, Seller shall be liable to Purchaser for the Expense Reimbursement Liability and for an additional fee in the amount of $1.4 million (it being understood that any payment made pursuant to this clause (ii) shall satisfy any obligation under clause (i) of this Section

10.2(b)). It is expressly agreed that the remedies of Purchaser set forth in this Section 10.2(b) shall be its exclusive remedies for any termination effected pursuant to Section 10.1(g) hereof and that following any such termination, all other obligations of Seller under this Agreement shall terminate.

Section 11.   Indemnification Related Matters; Taxes

11.1 Expiration of Representations, Warranties and Covenants. Except for Sections 1.4, 9, 10.2, 11.1, 11.2 and 12.6 and the terms of the Non-Disclosure Agreement, the terms of which shall survive the Closing in accordance with the terms thereof, all of the representations, warranties and covenants of Seller and Purchaser set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of Seller and Purchaser with respect to such representations, warranties and covenants shall thereupon be extinguished with respect to such parties and their directors, officers, employees, successors, assigns, lenders and agents, including but not limited to Purchaser's insurance agent and underwriter(s) with respect to the Policy.

11.2    Indemnification; Tax Covenants.

        (a) From and after the Closing Date, Seller agrees to indemnify, without any gross-up for Taxes, each of Purchaser, the Acquired Companies and their respective directors, officers and Affiliates (collectively the "Purchaser Indemnified Parties") against all
               Taxes: (i) imposed on Seller or any member of an affiliated group with which Seller files a consolidated or combined income Tax Return (other than the Acquired Companies), with respect to any taxable period that ends on or before the Closing Date or includes the Closing Date; (ii) imposed on any Acquired Company with respect to any taxable period or portion thereof that ends on or before the Closing Date; or (iii) attributable to making the Section 338 Election; provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from (x) a reduction in any net operating loss, capital loss or Tax credit carryover allocable to any Acquired Company or (y) any transaction of any Acquired Company occurring on or after the Closing Date. Any indemnity payment made hereunder by Seller to any Purchaser Indemnified Party shall, in accordance with Section 11.2(p)(i), be treated as an adjustment to the Purchase Price for Tax purposes; provided, however, that to the extent all or any portion of any indemnification claim hereunder is finally determined by the applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to such Purchaser Indemnified Party, then Seller shall also indemnify such Purchaser Indemnified Party for the gross-up on Taxes for such claim.

        (b) From and after the Closing Date, Purchaser and the Acquired Companies shall indemnify, without any gross-up for Taxes, Seller and its directors, officers and Affiliates (collectively, the "Seller Indemnified Parties") against all Taxes properly due and imposed on or with respect to the Acquired Companies, but erroneously imposed upon any Seller Indemnified Party by a Tax authority, that: (i) arose on or after the Closing Date with respect to transactions of the Acquired Companies occurring wholly after the Closing Date; (ii) are not subject to indemnification pursuant to Section 11.2(a); and (iii) have not been paid (or will not be paid when due) by Purchaser or the Acquired Companies to such Tax authority or the appropriate Tax authority. Any indemnity payment made hereunder shall, in accordance with Section 11.2(p)(i), be treated as an adjustment to the Purchase Price for Tax purposes; provided, however, that to the extent that all or any portion of any indemnification claim hereunder is finally determined by the applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to such Seller Indemnified Party, then Purchaser shall also indemnify such Seller Indemnified Party for the gross-up on Taxes for such claim.

        (c)    Payment by the indemnitor of any amount due under this Section
               11.2 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 11.2(h), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing authority or a court.

        (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated based upon the fraction employed in clause (i) of the next preceding sentence. Notwithstanding the foregoing, for purposes of Section 11.2(a) hereof, any Tax imposed on an Acquired Company as a result of or in connection with the application of Treas. Reg.(S). 1.1502-6 (or any similar provision of federal, state, local or foreign law) shall be treated as imposed with respect to a taxable period that ends on or before the Closing Date, and the full amount of any such Tax (without apportionment under this Section 11.2(d)) shall, together with interest, penalties, additions to tax and all other items described in the definition of "Tax", be subject to indemnity by Seller under
               Section 11.2(a); provided, however, as to federal income Tax matters, the foregoing clause shall only apply with respect to Taxes imposed on a member of an Affiliated Group to which an Acquired Company belonged prior to the Closing Date. Notwithstanding the foregoing, for purposes of Section 11.2(a) hereof, any Tax attributable to the making of the Section 338 Election shall be treated as imposed with respect to a taxable period that ends on or before the Closing Date, and the full amount of any such Tax (without apportionment under this Section 11.2(d)) shall, together with interest, penalties, additions to tax and all other items described in the definition of Tax, be subject to the indemnity by Seller under Section 11.2(a).

        (e) Notwithstanding anything in Sections 11.2(a) through 11.2(d) to the contrary, (i) if any Acquired Company is included in a consolidated, combined or unitary Tax Return or report of Purchaser, then neither Seller nor any of its Affiliates shall be responsible for any Tax imposed or measured by the income, property or business activities of any entity owned directly or indirectly by Purchaser, other than any Acquired Company, but only as it relates to Seller's indemnity obligation in Section 11.2(a) and/or (ii) if any Acquired Company was included in a consolidated, combined or unitary Tax Return of Seller, then neither Purchaser nor any of its Affiliates shall be responsible for any Tax imposed or measured by the income, property or business activities of any entity owned directly or indirectly by Seller, other than any Acquired Company, but only as it relates to Purchaser's indemnity obligations in Section 11.2(b).

        (f) Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any Acquired Company of Taxes: (i) relating to taxable periods or portions thereof ending on or before the Closing Date; or (ii) attributable to an amount paid by Seller under Section 11.2(a).

        (g) If Purchaser and each Acquired Company shall not make an election under Section 172(b)(3) of the Code to relinquish the entire carryback period with respect to any net operating loss, capital loss or tax credit attributable to such Acquired Company in any taxable period beginning after the Closing Date that could be carried back to a taxable year of such Acquired Company ending on or before the Closing Date, then Purchaser or each Acquired Company may carry back such net operating loss, capital loss or tax credit, as the case may be, to such prior taxable year; provided, however, that neither Seller nor any affiliate thereof shall be required to pay to Purchaser, any Acquired Company, or any of their affiliates any refund or credit of Taxes that results from such carryback or to otherwise indemnify Purchaser, any Acquired Company, or any of their affiliates for such refund or credit of Taxes.

        (h) After the Closing Date, Purchaser shall promptly notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Purchaser or any Acquired Company which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 11.2(a) or 11.2(b). Such notice shall contain factual information (to the extent known to Purchaser or any Acquired Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 11.2(h), then Purchaser acknowledges that such failure by Purchaser may give rise to damages, costs and expenses to Seller.

        (i) Seller may elect to direct, through tax counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under
               Section 11.2(a) (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"), but only with respect to the specific issue or issues included in the Contest that are covered under the indemnity pursuant to Section 11.2(a). If Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause each Acquired Company or its respective successor or successors to cooperate, at Seller's expense, in each phase of such Contest. If Seller elects not to direct the Contest, fails to notify Purchaser of its election as herein provided or contests its obligation to indemnify under Section 11.2(a), Purchaser or any Acquired Company may pay, compromise or contest, such asserted Tax liability. In any event, Seller may participate, at its own expense, in the Contest. If Seller chooses to direct the Contest, Purchaser shall promptly empower and shall cause the Acquired Companies or their respective successors promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of Seller as it may designate to represent Purchaser or the Acquired Companies or their respective successors in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 11.2(a). Notwithstanding anything to the contrary in this Section 11.2(i), Purchaser may at Purchaser's expense direct any Contest if it has a "reasonable business purpose" for doing so, if it informs Seller of such "reasonable business purpose" in writing. A "reasonable business purpose" includes, but is not limited to, (A) a precedent regarding methods of accounting, (B) issues regarding the creditworthiness of Seller, (C) an issue that would have a future impact on the economic or tax situation of Purchaser or the Acquired Companies, or (D) an issue affecting the goodwill of Purchaser or the Acquired Companies. If Purchaser exercises its right to direct any Contest for a "reasonable business purpose" (such other Contests are hereinafter referred to as "Other Contests"), then Seller may "participate" (as defined below) in any Other Contest at Seller's expense. With respect to Other Contests, Purchaser agrees that it will not agree to any settlement with the applicable Tax authority without Seller's prior written consent, such consent of Seller not to be unreasonably withheld, unless the sum (the "Purchaser's Aggregate Liability") of (i) Purchaser's actual liability with respect to such Other Contest and (ii) the additional amounts Purchaser would be projected to pay in Taxes (and Tax benefits lost or to be lost) as a result of the settlement of such Other Contest (as derived by reference to the Tax position of Purchaser immediately prior to the settlement of the Other Contest) is greater than or equal to an amount that is three (3) times greater than Seller's actual liability (the "Seller's Aggregate Liability") with respect to such Other Contest, in which case Purchaser can settle such Other Contest without Seller's consent. Purchaser will promptly provide Seller a detailed written calculation, along with the underlying assumptions, of the Purchaser's Aggregate Liability and the Seller's Aggregate Liability, if Purchaser desires to settle such Other Contest without Seller's prior written consent. If Seller notifies Purchaser within five (5) business days of the receipt of the detailed calculation and underlying assumptions referenced in the preceding sentence that it disagrees with Purchaser's calculation of the Purchaser's Aggregate Liability and/or the Seller's Aggregate Liability, then Purchaser and Seller will, within five (5) business days of such notice, agree on a nationally recognized accounting firm (other than a firm which then serves, has been selected to serve in the future or has served within the past three (3) years as the independent auditor for Purchaser, Seller or any of their Affiliates) to calculate the Purchaser's Aggregate Liability and the Seller's Aggregate Liability, which calculation will be binding on Purchaser and Seller. If Purchaser and Seller cannot agree on a nationally recognized accounting firm within such five (5) business day period, each of Purchaser and Seller will select an accounting firm and the two accounting firms so selected will, within five
               (5) business days, agree on a nationally recognized accounting firm to calculate the Purchaser's Aggregate Liability and the Seller's Aggregate Liability, which calculation shall be binding on Purchaser and Seller. The fees and expenses of the accounting firms employed pursuant to this section will be shared equally by Purchaser and Seller. The term "participate" or "participation" shall include: (i) participation in conferences, meetings or proceedings with any Tax authority, the subject matter of which includes an item for which Seller has an indemnity obligation under Section 11.2 (a), as well as receipt of copies of correspondence and information from the appropriate Tax authority with respect to such Other Contest; (ii) participation in appearances before any court or tribunal, the subject matter of which Seller has an indemnity obligation under Section 11.2 (a); and (iii) with respect to matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation of fact and law, briefs, and the conduct of oral arguments and presentations; provided, however, that Seller shall not speak or otherwise communicate during such conferences, meetings, proceedings, court or tribunal appearances, oral arguments or other presentations.

        (j) Seller shall prepare and file any Tax Returns and schedules relating to the Acquired Companies for the period ending on or before the Closing Date. Such Tax Returns and schedules shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment of any item is required by an intervening change in law. Purchaser shall prepare or cause each Acquired Company to prepare any Tax Return relating to such Acquired Company for any period ending after the Closing Date.

        (k) The parties agree that in connection with the sale of the Acquired Stock contemplated hereby, the parties shall cause an express election pursuant to Section 338(h)(10) of the Code (the "Section 338 Election") to be made in respect of the Acquired Companies, and shall comply with the rules and regulations applicable to such Section 338 Election.

        (l) For purposes of executing the Section 338 Election, on or prior to the Closing Date, Purchaser and Seller (and/or other entities as necessary) jointly shall execute four copies (three for Purchaser and/or for Seller) of Internal Revenue Service Form 8023 (or any successor form) and all attachments required to be filed therewith pursuant to applicable Treasury regulations. The forms relating to the Section 338 Election for federal, state and local Tax purposes hereinafter shall be referred to as the "Forms." Purchaser and Seller agree that the Forms shall be filed with the appropriate tax authorities not earlier than 60 days before the latest date for the filing thereof. At least 120 days prior to the latest date for the filing of each Form, Purchaser shall prepare and submit to Seller any necessary corrections, amendments or supplements to such Form and the attachments thereto, as executed by Purchaser and Seller (and/or other entities as necessary) on or before the Closing Date. Purchaser shall not file any Form or the attachments thereto as corrected, amended or supplemented unless it shall have obtained Seller's consent thereto, which consent shall not be unreasonably withheld. On or prior to the 30th day after Seller's receipt of such corrections, amendments or supplements from Purchaser, Seller shall deliver to Purchaser either (A) its consent to such filing or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If, within 30 days after Purchaser's receipt of the written notice described in clause (B) above, Purchaser and Seller have been unable to resolve their differences, any remaining disputed issues shall be submitted to a nationally recognized independent public accounting firm in the United States (other than a firm which then serves, has been selected to serve in the future or has served within the past three (3) years as the independent auditor for Purchaser or any of its Affiliates) selected by Purchaser and reasonably acceptable to Seller (the "Referee"), to resolve in a final binding manner after hearing the views of all of the parties. In that event, Purchaser and Seller shall execute and consent to the filing of the corrected, amended or supplemented Form in the manner determined by such accounting firm. In no event, however, shall the Forms be filed later than 15 days before they are due. The fees and expenses of the accounting firm shall be shared equally.

        (m) For purposes of making a Section 338 Election, Purchaser and Seller shall agree upon an allocation of Purchaser's "adjusted grossed-up basis" in the Acquired Stock (within the meaning of the Treasury Regulations under section 338 of the

               Code) to the tangible and intangible assets of the Acquired Companies as of the Closing Date, subject to the remaining requirements of this Section 11.2(m) (the "Allocation"). Purchaser shall prepare, as soon as reasonably practicable following the Closing Date, a draft of the Allocation and provide a copy of such draft Allocation to Seller for Seller's review. Seller shall promptly review the draft Allocation and consent to such draft Allocation, unless Purchaser's basis for such draft Allocation is unreasonable. Consistent with the preparation and review of the draft Allocation, Purchaser and Seller shall use their reasonable commercial efforts to complete the Allocation of the Purchase Price among the assets of the Acquired Companies in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign laws, as appropriate, no later than sixty (60) days following the Closing Date. The Allocation shall be binding upon Purchaser and Seller for purposes of allocating the "deemed selling price" (within the meaning of the Treasury Regulations) among the assets of the Acquired Companies. Neither party shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation. If Purchaser and Seller shall not be able to agree to the Allocation as set forth above, then they shall submit any dispute to the Referee or such other independent accounting firm as may be mutually acceptable to Seller and Purchaser to resolve all disputed matters related to the Allocation as set forth above, and such resolution shall be binding on both parties.

        (n) Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim or refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents reining to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Acquired Companies for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 11.2(n) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     (o) Notwithstanding Section 11.2(a) of this Agreement, Purchaser and Seller each agree to assume liability for and to pay one-half (1/2) of all sales, use, transfer, stamp, stock transfer, real property transfer and similar Taxes incurred as a result of the Closing Transactions contemplated hereby.

     (p) The Parties agree as follows with respect to the following miscellaneous Tax matters:

          (i)   the parties agree to treat all payments made under this Section
                11.2 as adjustments to the Purchase Price for Tax purposes;

          (ii) this Section 11.2 shall be the sole provision governing Tax matters and indemnities therefor under this Agreement;

          (iii) for purposes of this Section 11.2 all references to Purchaser, Seller, and the Acquired Companies include successors; and

          (iv) the covenants and agreements of the parties hereto contained in this Section 11.2 shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Seller under Section 11.2(a) of this Agreement.

Section 12.  Miscellaneous Provisions

12.1   Time of Essence.  Time is of the essence of this Agreement.

12.2 Compliance with Laws. Each party hereto shall execute such agreements and other documents, and shall take such other actions, as the other parties hereto may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

12.3 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

12.4 Publicity. No press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by any of the parties hereto or any of such party's Associates at any time (whether prior to, at or after the Closing) without the prior written approval of the other parties hereto; provided, however, any party hereto may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will provide the other party with the opportunity to review in advance the disclosure).

12.5 Access of Seller to Books and Records. At all times after the Closing Date, Purchaser shall give Seller and Seller's agents reasonable access to the books and records of the Acquired Companies (to the extent such books and records relate to the period prior to the Closing Date) during normal business hours and after receipt of prior written notice.

12.6 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated thereby. The obligation of Seller to pay for one-half of the premium for the Policy pursuant to
        Section 5.1(k) shall be effective only if the transactions contemplated hereby are consummated.

12.7 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

12.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered (i) upon confirmation of facsimile, (ii) one business day following the date when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

                  if to Purchaser:

                  IM Acquisition, Inc.
                  c/o Charlesbank Equity Fund V, Limited Partnership 600 Atlantic Avenue, 26/th/ Floor
                  Boston, Massachusetts 02210
                  Attn:   Mark A. Rosen
                          Tami E. Nason, Esq.
                  Fax:    (617)619-5402

                  with a copy to:

                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts 02110
                  Attn:   Larry Jordan Rowe, Esq.
                  Fax:    (617)951-7050
                  if to Seller:

           Edgewater Technology, Inc.
                  234 East Millsap Rd.
                  Fayetteville, Arkansas  72703
                  Attn:  Clete T. Brewer
                         Gordon Y. Allison, Esq.
                  Fax:   (501) 973-7909


                  with a copy to:

                  Cooley Godward LLP
                  One Freedom Square
                  Reston Town Center
                  11951 Freedom Drive
                  Reston, Virginia 20190-5601
                  Attn:  Brian J. Lynch, Esq.
                  Fax:  (703) 456-8100



12.9 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.10 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. None of the parties hereto may assign either this Agreement or any of its rights or interests or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that (a) Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the amount payable to Seller under
         Section 1.2 and (b) Purchaser may collaterally assign its rights under this Agreement to its senior lenders, although any such assignment by Purchaser's senior lenders of Purchaser's rights previously assigned to such senior lenders hereunder may not be made without Seller's prior written consent.

12.11 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

12.12 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

12.13 Entire Agreement. This Agreement, and the Non-Disclosure Agreement set forth the entire understanding of Purchaser and Seller and supersede all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof and thereof.

12.14 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.15 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Seller.

12.16    Interpretation of Agreement.

         (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

         (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

         (d) References herein to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of and Exhibits and Schedules to this Agreement.

                  (e) The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part hereof.

12.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Purchaser and Seller have caused this Stock Purchase Agreement to be executed as of the date first written above.

                                               IM Acquisition, Inc.

                                               By: /s/ Mark A. Rosen
                                                  -----------------------------
                                               Name: Mark A. Rosen
                                                    ---------------------------
                                               Title: Vice President
                                                     --------------------------



                                               Edgewater Technology, Inc.

                                               By: /s/ Gordon Y. Allison
                                                   -----------------------------
                                               Name: Gordon Y. Allison
                                                     ---------------------------
                                               Title: Executive Vice President
                                                      --------------------------

                                  EXHIBIT A TO
                            STOCK PURCHASE AGREEMENT


                                  Defined Terms
                                  -------------


         For purposes of this Agreement (including the Disclosure Schedules thereto):

         "Acquired Companies" shall have the meaning specified in the recitals to this Agreement.

         "Acquired Companies Schedule" shall have the meaning specified in the recitals to this Agreement.

         "Acquired Stock" shall have the meaning specified in the recitals to this Agreement.

         "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

         "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

         "Affiliates Schedule" shall have the meaning specified in Section 3.26 of this Agreement.

         "Agreement" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

         "Allocation" shall have the meaning specified in Section 11.2(m) of this Agreement.

         "Alternative Transaction" shall mean the sale of the Acquired Stock or any merger, consolidation, liquidation, restructuring, recapitalization, sale or similar transaction involving only all or any material portion of the assets of the Acquired Companies, in each case to which Purchaser (or any of its Affiliates) is not a party; provided, however, that any merger, consolidation, liquidation, restructuring, recapitalization, sale or similar transaction involving the Seller shall not be deemed to be an Alternative Transaction if the other party to such transaction is apprised of the Transaction Documents and prior to any closing concerning such Seller transaction agrees in writing to perform, and does so perform, Seller's obligations under this Agreement and the other agreements contemplated hereby.

         "Assets Schedule" shall have the meaning specified in Section 3.19 of this Agreement.

         "Audited Financial Statements" shall mean, with respect to the Acquired Companies, the audited combined balance sheet for the Acquired Companies as of August 31, 2000, and related audited combined statements of income, cash flows and changes in stockholders' equity for the Acquired Companies for the twelve month period ended on such date, prepared in accordance with GAAP, with such financial statements accompanied by an unqualified audit opinion from Seller's independent accountants.

         "August 31 Adjusted Net Working Capital" shall mean $21,944,717 per the calculation on Exhibit J to this Agreement.

         "August 31 Purchase Price Decrease Amount" shall mean $5,136,283.

         "August 31 Purchase Price Increase Amount" shall mean $0.

         "Benefit Plans Schedule" shall have the meaning specified in Section 3.13(a) of this Agreement.

         "Brokerage Schedule" shall have the meaning specified in Section 3.10 of this Agreement.

         "Business" shall have the meaning the meaning specified in Section 9.1 hereof.

         "Capital Stock" shall mean (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(v) in any case, any right to acquire any of the foregoing.

         "Closing" shall have the meaning specified in Section 2.1 to this Agreement.

         "Closing Date" shall mean the time and date as of which the Closing actually takes place.

         "Closing Date Adjusted Net Working Capital" shall mean Net Working Capital derived from the Closing Date Balance Sheet increased or decreased by the items articulated on the Schedule of Adjustments in the form of Exhibit J to this Agreement.

         "Closing Date Balance Sheet" shall mean a combined balance sheet of the Acquired Companies as of the Closing Date prepared in accordance with GAAP, consistently applied.

         "Closing Date Purchase Price Adjustment Amount" shall mean: the total of (a) the Closing Date Adjusted Net Working Capital, minus (b) $27,081,000 plus
(c) the August 31 Purchase Price Decrease Amount, if any, minus (d) the August 31 Purchase Price Increase Amount, if any, provided, however, that in no event shall the calculation hereunder exceed the Purchase Price.

         "Closing Transactions" shall have the meaning specified in Section 2.2 of this Agreement.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Compliance Schedule" shall have the meaning specified in Section 3.16 of this Agreement.

         "Conflicts Schedule" shall have the meaning specified in Section 3.4 of this Agreement.

         "Consents Schedule" shall have the meaning specified in Section 3.27 of this Agreement.

         "Contract" means any written or oral contract, obligation, commitment or agreement of an Acquired Company.

         "Contracts Schedule" shall have the meaning specified in Section 3.18 of this Agreement.

         "Contest" shall have the meaning specified in Section 11.2(i) of this Agreement.

         "Customers and Suppliers Schedule" shall have the meaning specified in
Section 3.22 of this Agreement.

         "Determination Date" shall have the meaning specified in Section 1.4(b) of this Agreement.

         "Developments Schedule" shall have the meaning specified in Section 3.6 of this Agreement.

         "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" shall mean the attached schedules as listed on the Index of Exhibits and Schedules attached hereto.

         "Employees Schedule" shall have the meaning specified in Section 3.12 of this Agreement.

         "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

         "Environmental Schedule" shall have the meaning specified in Section
3.17 of this Agreement.

         "ERISA" shall have the meaning specified in Section 3.13 of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Financial Statements Schedule" shall have the meaning specified in
Section 3.5 of this Agreement.

         "Forms" shall have the meaning specified in Section 11.2(e) of this Agreement.

         "Frozen Benefit Plans" shall mean those Benefit Plans of the Acquired Companies identified as frozen on the Benefit Plans Schedule.

         "GAAP" shall mean generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standard Board and the American Institute of Certified Public Accountants or the various committees thereof.

         "Hazardous Substance" means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs), noise, lead or lead-based paints or materials, radon or radiation.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

         "Indebtedness" shall have the meaning specified in Section 3.23 of this Agreement.

         "Independent Accounting Firm" has the meaning set forth in Section 1.4(b) of this Agreement.

         "Insider" means, (i) any executive officer of Seller or any of its Subsidiaries, (ii) any stockholder owning beneficially 5% or more of the Capital Stock of Seller (excluding any Person not otherwise referenced in clauses (i), (iii) or (iv) hereof that has filed, with respect to Seller, a beneficial ownership report on Schedule 13G under the Exchange Act), (iii) any partner of Seller or any of its Subsidiaries, or (iv) any Affiliate of Seller or any of its Subsidiaries, any spouse or descendant (natural or adopted) of any such individual, or any entity in which any such Person owns a controlling interest.

         "Insurance Schedule" shall have the meaning specified in Section 3.14 of this Agreement.

         "IntelliMark Executive Incentive Bonus Plan" means that certain incentive bonus plan for the executives of IntelliMark, Inc. that report directly to Steve Bova for the calendar year January 1, 2000 through December 31, 2000, which incentive bonus plan is subject to revenue and ebitda performance goals, as orally amended or amended in writing from time to time.

         "June 30 Balance Sheet" shall have the meaning specified in Section 3.5 of this Agreement.

         "June 30 Financial Statements" shall have the meaning specified in
Section 3.5 of this Agreement.

         "knowledge" and "aware" and terms of similar import mean, with respect to Seller or any of the Acquired Companies, as the case may be, the actual knowledge of any of the executive officers or directors of Seller or the Acquired Companies, as applicable, with respect to the particular matter in question.

         "Leases" shall have the meaning specified in Section 3.21 of this Agreement.

         "Licenses" means all permits, licenses, franchises, certificates, approvals and other authorizations of third parties or foreign, federal, state or local governments or other similar rights.

         "Liens" means, except with respect to any and all Permitted Encumbrances, any mortgage, pledge, security interest, encumbrance, restrictions on transfer lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller or any Affiliate, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to Seller or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement.

         "Litigation" shall have the meaning specified in Section 3.9 of this Agreement.

         "Litigation Schedule" shall have the meaning specified in Section 3.9 of this Agreement.

         "Material Adverse Effect" shall mean any material adverse effect on the assets, business, financial condition, operations or results of operations of the Acquired Companies, taken as a whole, other than any change or effect arising out of or resulting from: (i) general economic conditions; or (ii) affecting the staffing services and solutions industry.

         "Net Working Capital" shall mean the amount determined by subtracting the total liabilities of the Acquired Companies from the total current assets of the Acquired Companies.

         "Non-Disclosure Agreement" shall mean the Letter Agreement between Charlesbank Capital Partners, LLC and Seller dated as of June 16, 2000 and executed by Charlesbank Capital Partners, LLC on June 19, 2000.

         "Officers, Directors and Bank Accounts Schedule" shall have the meaning specified in Section 3.15 of this Agreement.

         "Ordinary Course of Business" means the ordinary course of any of the Acquired Companies' businesses, in each case consistent with past practice.

         "Organization Schedule" shall have the meaning specified in the recitals to this Agreement.

         "Other Contests" shall have the meaning specified in Section 11.2(i) of this Agreement.

         "Permits Schedule" shall have the meaning specified in Section 3.11 of this Agreement.

         "Permitted Encumbrances" shall mean: (A) statutory liens for current taxes or other governmental charges with respect to such property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which reserves are included in the Acquired Companies; (B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over such property which are not violated by the current use and operation of such property; (D) covenants, conditions, restrictions, easements and other matters of record affecting title to such property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of such property; (E) pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance pension or other employee benefits; (F) any Lien renewing, extending or refunding any Lien permitted hereunder; (G) Liens and imperfections of title the existence of which would not materially affect the use of the property subject thereto, consistent with past practice; and (H) encumbrances resulting from the failure to obtain the consent of a third party (except for such consents as are required to be obtained under the applicable Contacts of the Acquired Companies as a result of the transactions contemplated by this Agreement) in respect of the assignment of or conveyance of rights under any Contract of the Acquired Companies in connection with the transaction contemplated by this Agreement.

         "Person" shall mean any individual, corporation, limited liability company, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

         "Policy" means an insurance policy for indemnity for losses and damages that Purchaser suffers relating to this Agreement during the period covered thereby, the terms and conditions of which shall include a total aggregate indemnity of $20 million and a deductible of at least $1 million.

         "Proprietary Rights" shall mean as to the Acquired Companies any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, computer software, invention, design, blueprint, proprietary product, technology or other intellectual property right or intangible asset.

         "Proprietary Rights Schedule" shall have the meaning specified in
Section 3.8(a) of this Agreement.

         "Purchase Price" shall have the meaning specified in Section 1.2.

         "Purchaser" shall mean IntelliMark Acquisition, Inc., a Delaware corporation.

         "Purchaser's Aggregate Liability" shall have the meaning specified in
Section 11.2 (f) of this Agreement.

         "Purchaser Indemnified Parties" shall have the meaning specified in
Section 11.2 (a) of this Agreement.

         "Real Estate" shall have the meaning specified in Section 3.21 of this Agreement.

         "Real Estate Schedule" shall have the meaning specified in Section 3.21 of this Agreement.

         "Referee" shall have the meaning specified in Section 11.2(e) of this Agreement.

         "Representatives" shall mean a Person's officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

         "Required Approvals" shall have the meaning specified in Section 7.4 of this Agreement.

         "SEC" means the Securities and Exchange Commission of the United
States.

         "Section 338 Election" shall have the meaning specified in Section 11.2(k) of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Seller" shall mean Edgewater Technology, Inc., a Delaware corporation.

         "Seller's Aggregate Liability" shall have the meaning specified in
Section 11.2(f) of this Agreement.

         "Seller Indemnified Parties" shall have the meaning specified in
Section 11.2(b) of this Agreement.

         "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

         "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of

Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Taxes" means any federal, state, local, or foreign income, gross receipts, sales, use, employment, franchise, profits, property, services, value added, withholding, social security, accumulated earnings, alternative or add-on minimum, transfer, privilege, payroll, capital stock, unemployment, excise, occupancy, custom, occupation or other taxes, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties (from the date any such tax is due or the date any such estimate is due for any such tax), additions to tax or additional amounts imposed by any taxing authority with respect thereto, and liability for such items of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise.

         "Taxes Schedule" shall have the meaning specified in Section 3.7 of this Agreement.

         "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

         "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

         "UCC" means the Uniform Commercial Code.

         "Undisclosed Liabilities Schedule" shall have the meaning specified in
Section 3.20 of this Agreement.

         "WARN" shall have the meaning specified in Section 3.12 of this Agreement.

         "Written Licenses" shall have the meaning specified in Section 3.8 of this Agreement.

                        INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS
--------

Exhibit A - Listing of Defined Terms
Exhibit B - Form of the Shares Services Agreement
Exhibit C - Form of the Legal Opinions from Cooley Godward LLP, Morris, Nichols,
            Arsht and Tunnel and Seller's General Counsel
Exhibit D - List of Certain Items to be Assumed by Seller
Exhibit E - Form of Termination Agreement by and between Steve Bova and Seller Exhibit F - Form of Nonsolicitation Agreement by and between Purchaser and Clete
T. Brewer
Exhibit G - Form of Nonsolicitation Agreement by and between Purchaser and each of Terry C.
            Bellora and Gordon Y. Allison
Exhibit H - Form of Legal Opinion from Ropes & Gray
Exhibit I - List of Certain Items to be Assumed by Purchaser
Exhibit J - Form of the Schedule of Adjustments

SCHEDULES
---------

Acquired Companies Schedule
Affiliates Schedule
Assets Schedule
Benefit Plans Schedule
Brokerage Schedule
Compliance Schedule
Conflicts Schedule
Consents Schedule
Contracts Schedule
Customers and Suppliers Schedule
Developments Schedule
Employees Schedule
Environmental Schedule
Financial Statements Schedule
Insurance Schedule
Litigation Schedule
Officers, Directors and Bank Accounts Schedule
Organization Schedule
Permits Schedule
Proprietary Rights Schedule
Real Estate Schedule
Taxes Schedule
Undisclosed Liabilities Schedule